Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) October 15, 2019
THIRD QUARTER 2019 RESULTS AND KEY METRICS	CEO COMMENTARY

NET INCOME OF $4.9 BILLION ($2.07 PER SHARE)

REVENUES OF $18.6 BILLION

RETURNED $6.3 BILLION OF CAPITAL TO COMMON SHAREHOLDERS

REPURCHASED 76 MILLION COMMON SHARES

BOOK VALUE PER SHARE OF $81.02
TANGIBLE BOOK VALUE PER SHARE OF $69.03[5]

Citi CEO Michael Corbat said, “Despite an unpredictable environment throughout the quarter, we continue to deliver on our strategy of improving shareholder returns through consistent, client-led growth while also executing against our capital plan.  Our Global Consumer Banking franchise performed well in the quarter, showing solid underlying revenue growth of 4% and an EBT increase of 17%.

“In the US, Branded Cards increased revenues by 11% and we saw continued deposit momentum through both digital and traditional channels.  Our Institutional Clients Group also had balanced performance, with solid results in both the market-sensitive and accrual-type businesses.  The backbone of our leading global network, Treasury and Trade Solutions, had strong revenue growth of 7% in constant dollars.

“Consistent with the commitment we made in 2017, we remain on track to return more than $60 billion of capital to our shareholders over a three-year period which ends next year.  Buybacks have lowered our common shares outstanding by 259 million shares, or 11%, in the last year alone.  When combined with 6% growth in net income, they have also helped drive our Tangible Book Value per share up 12% over the same amount of time,” Mr. Corbat concluded.

New York, October 15, 2019 – Citigroup Inc. today reported net income for the third quarter 2019 of $4.9 billion, or $2.07 per diluted share, on revenues of $18.6 billion. This compared to net income of $4.6 billion, or $1.73 per diluted share, on revenues of $18.4 billion for the third quarter 2018.

Revenues increased 1% from the prior-year period, including a gain on the sale (approximately $250 million) of an asset management business in Mexico in Global Consumer Banking (GCB) in the third quarter 2018. Excluding the gain on sale, revenues increased 2%, reflecting solid performance across both GCB and the Institutional Clients Group (ICG). Net income increased 6% from the prior-year period, driven by a lower effective tax rate and the higher revenues, partially offset by higher expenses and cost of credit. Earnings per share of $2.07 increased 20% from the prior-year period, primarily driven by a 10% reduction in average diluted shares outstanding and the lower effective tax rate. These results include a net benefit of approximately $0.10 per share in the current quarter related to discrete tax items[6].

Percentage comparisons throughout this press release are calculated for the third quarter 2019 versus the third quarter 2018, unless otherwise specified.

Citigroup ($in millions, except as otherwise noted)	3Q'19	2Q'19	3Q'18	QoQ%	YoY%
Global Consumer Banking	8,658	8,505	8,648	2%	-
Institutional Clients Group	9,514	9,721	9,248	(2)%	3%
Corporate / Other	402	532	493	(24)%	(18)%
Total Revenues	$18,574	$18,758	$18,389	(1)%	1%

Expenses	$10,464	$10,500	$10,311	-	1%

Net Credit Losses	1,913	1,963	1,756	(3)%	9%
Credit Reserve Build / (Release)(a)	158	111	192	42%	(18)%
Provision for Benefits and Claims	17	19	26	(11)%	(35)%
Total Cost of Credit	$2,088	$2,093	$1,974	-	6%

Income from Continuing Operations Before Taxes	$6,022	$6,165	$6,104	(2)%	(1)%
Provision for Income Taxes	1,079	1,373	1,471	(21)%	(27)%
Income from Continuing Operations	$4,943	$4,792	$4,633	3%	7%
Net Income (Loss) from Discontinued Operations	(15)	17	(8)	NM	(88)%
Non-Controlling Interest	15	10	3	50%	NM
Citigroup Net Income	$4,913	$4,799	$4,622	2%	6%
Revenues
North America	8,456	8,636	8,458	(2)%	-
EMEA	3,138	2,960	2,927	6%	7%
Latin America	2,563	2,627	2,725	(2)%	(6)%
Asia	4,015	4,003	3,786	-	6%
Corporate / Other	402	532	493	(24)%	(18)%
EOP Assets ($B)	2,015	1,988	1,925	1%	5%
EOP Loans ($B)	692	689	675	-	2%
EOP Deposits ($B)	1,088	1,046	1,005	4%	8%
Common Equity Tier 1 Capital Ratio(3)	11.6%	11.9%	11.7%
Supplementary Leverage Ratio(3)	6.3%	6.4%	6.5%
Return on Average Common Equity	10.4%	10.1%	9.6%
Book Value per Share	$81.02	$79.40	$72.88	2%	11%
Tangible Book Value per Share	$69.03	$67.64	$61.91	2%	12%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

Citigroup

Citigroup revenues of $18.6 billion in the third quarter 2019 increased 1%. Excluding the gain on sale, revenues increased 2%, reflecting solid performance across both GCB and ICG, partially offset by Corporate / Other.

Citigroup operating expenses of $10.5 billion in the third quarter 2019 increased 1%, as volume-driven growth and continued investments in the franchise more than offset efficiency savings and the wind-down of legacy assets.

Citigroup cost of credit of $2.1 billion in the third quarter 2019 increased 6%, primarily driven by volume growth and seasoning in Citi-Branded Cards and Citi Retail Services in North America GCB.

Citigroup net income of $4.9 billion in the third quarter 2019 increased 6%, driven by the lower effective tax rate  and the higher revenues, partially offset by the higher expenses and the higher cost of credit. Citigroup’s effective tax rate was 18% in the current quarter compared to 24% in the third quarter 2018. Excluding the previously mentioned discrete tax items in the quarter, the tax rate would have been approximately 22%.

Citigroup’s allowance for loan losses was $12.5 billion at quarter end, or 1.82% of total loans, compared to $12.3 billion, or 1.84% of total loans, at the end of the prior-year period. Total non-accrual assets declined 6% from the prior-year period to $3.8 billion. Consumer non-accrual loans declined 8% to $2.2 billion and corporate non-accrual loans declined 1% to $1.5 billion.

Citigroup’s end-of-period loans were $692 billion as of quarter end, up 2% from the prior-year period. Excluding the impact of foreign exchange translation7, Citigroup’s end-of-period loans grew 4%, driven by 5% aggregate growth in ICG and GCB, partially offset by the continued wind-down of legacy assets in Corporate / Other.

Citigroup’s end-of-period deposits were $1.1 trillion as of quarter end, an increase of 8% from the prior-year period. In constant dollars, Citigroup’s end-of-period deposits increased 9%, driven by 11% growth in ICG and 5% growth in GCB.

Citigroup’s book value per share of $81.02 and tangible book value per share of $69.03, both as of quarter end, increased 11% and 12%, respectively, versus the prior year, driven by higher net income and reduced share count. At quarter end, Citigroup’s CET1 Capital ratio was 11.6%, down from the prior quarter, as net income was offset by common share repurchases and dividends, along with an increase in risk-weighted assets. Citigroup’s SLR for the third quarter 2019 was 6.3%, a decrease from the prior quarter. During the quarter, Citigroup repurchased 76 million common shares and returned a total of $6.3 billion to common shareholders in the form of common share repurchases and dividends.

Global Consumer Banking ($ in millions, except as otherwise noted)	3Q'19	2Q'19	3Q'18	QoQ%	YoY%
North America	5,352	5,158	5,129	4%	4%
Latin America(a)	1,390	1,432	1,664	(3)%	(16)%
Asia(b)	1,916	1,915	1,855	-	3%
Total Revenues	$8,658	$8,505	$8,648	2%	-

Expenses	$4,561	$4,663	$4,658	(2)%	(2)%

Net Credit Losses	1,823	1,889	1,714	(3)%	6%
Credit Reserve Build / (Release)(c)	172	104	192	65%	(10)%
Provision for Benefits and Claims	17	19	27	(11)%	(37)%
Total Cost of Credit	$2,012	$2,012	$1,933	-	4%

Net Income	$1,584	$1,412	$1,563	12%	1%

Retail Banking	3,486	3,574	3,711	(2)%	(6)%
Cards	5,172	4,931	4,937	5%	5%
Total Revenues	$8,658	$8,505	$8,648	2%	-

Key Indicators ($B)
Retail Banking Average Loans	149	147	146	1%	2%
Retail Banking Average Deposits	316	313	307	1%	3%
Investment AUMs	177	176	169	1%	5%
Cards Average Loans	165	162	161	2%	2%
Cards Purchase Sales	142	142	135	-	5%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes gain of approximately $250 million related to the sale of an asset management business in 3Q'18.

(b) Asia GCB includes the results of operations of GCB activities in certain EMEA countries for all periods presented.

(c) Includes provision for unfunded lending commitments.

Global Consumer Banking

GCB revenues of $8.7 billion remained largely unchanged on a reported basis and increased 4% in constant dollars, excluding the gain on sale in the prior-year period, driven by growth in all regions.

North America GCB revenues of $5.4 billion increased 4%. Retail Banking revenues of $1.3 billion decreased 2%, as the benefit of stronger deposit volumes was more than offset by lower deposit spreads. Citi-Branded Cards revenues of $2.3 billion increased 11%, primarily driven by continued growth in interest-earning balances. Citi Retail Services revenues of $1.7 billion increased 1%, driven by organic loan growth.

Latin America GCB revenues of $1.4 billion decreased 16% on a reported basis and 13% in constant dollars. On this basis, and excluding the gain on sale in the prior period, revenues increased 3%, primarily driven by an increase in cards revenues and improved deposit spreads.

Asia GCB revenues of $1.9 billion increased 3% on a reported basis and 5% in constant dollars, driven by higher deposit and investment revenues.

GCB operating expenses of $4.6 billion decreased 2%. In constant dollars, expenses decreased 1%, as efficiency savings more than offset continued investments in the franchise and volume-driven growth.

GCB cost of credit of $2.0 billion increased 4% on a reported basis and 5% in constant dollars. The increase was driven by higher net credit losses, primarily reflecting volume growth and seasoning in Citi-Branded Cards and Citi Retail Services in North America GCB.

GCB net income of $1.6 billion increased 1% on a reported basis and 2% in constant dollars, driven by the higher revenues and the lower expenses, partially offset by the higher cost of credit.

Institutional Clients Group ($ in millions)	3Q'19	2Q'19	3Q'18	QoQ%	YoY%
Treasury & Trade Solutions	2,410	2,441	2,283	(1)%	6%
Investment Banking	1,228	1,283	1,181	(4)%	4%
Private Bank	867	866	849	-	2%
Corporate Lending(a)	527	538	563	(2)%	(6)%
Total Banking	5,032	5,128	4,876	(2)%	3%
Fixed Income Markets(b)	3,211	3,323	3,206	(3)%	-
Equity Markets	760	790	792	(4)%	(4)%
Securities Services	664	682	672	(3)%	(1)%
Other	(120)	(127)	(192)	6%	38%
Total Markets & Securities Services	4,515	4,668	4,478	(3)%	1%
Product Revenues(a)	$9,547	$9,796	$9,354	(3)%	2%
Gain / (Loss) on Loan Hedges	(33)	(75)	(106)	56%	69%
Total Revenues	$9,514	$9,721	$9,248	(2)%	3%

Expenses	$5,418	$5,356	$5,194	1%	4%

Net Credit Losses	89	72	23	24%	NM
Credit Reserve Build / (Release)(c)	2	31	48	(94)%	(96)%
Total Cost of Credit	$91	$103	$71	(12)%	28%

Net Income	$3,162	$3,333	$3,127	(5)%	1%

Revenues
North America	3,104	3,478	3,329	(11)%	(7)%
EMEA	3,138	2,960	2,927	6%	7%
Latin America	1,173	1,195	1,061	(2)%	11%
Asia	2,099	2,088	1,931	1%	9%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on credit derivatives as well as the mark-to-market on loans at fair value. For additional information, please refer to Footnote 8.

(b) Includes gain of approximately $350 million related to Citi's investment in Tradeweb in 2Q'19.

(c) Includes provision for unfunded lending commitments.

Institutional Clients Group

ICG revenues of $9.5 billion increased 3%, reflecting continued momentum in Treasury and Trade Solutions and the Private Bank, along with growth in Investment Banking and stability in Fixed Income Markets, partially offset by softness in Equity Markets and Corporate Lending.

Banking revenues of $5.0 billion increased 5% (including gain / (loss) on loan hedges)8.  Treasury and Trade Solutions revenues of $2.4 billion increased 6% on a reported basis and 7% in constant dollars, reflecting strong client engagement and growth in transaction volumes, partially offset by spread compression. Investment Banking revenues of $1.2 billion increased 4%, largely reflecting continued strength in debt underwriting and solid results in advisory, particularly in EMEA. Advisory revenues increased 5% to $276 million, equity underwriting revenues decreased 5% to $247 million and debt underwriting revenues increased 7% to $705 million. Private Bank revenues of $867 million increased 2%, driven by higher lending and deposit volumes, with both new and existing clients, as well as higher investment activity, partially offset by spread compression. Corporate Lending revenues of $527 million decreased 6% (excluding gain / (loss) on loan hedges), reflecting lower spreads and higher hedging costs.

Markets and Securities Services revenues of $4.5 billion increased 1%. Fixed Income Markets revenues of $3.2 billion were largely unchanged, with improved activity with both corporate and investor clients, and strength in rates and currencies, particularly in G10 rates. Equity Markets revenues of $760 million decreased 4%, reflecting lower client activity and lower balances in prime finance, partially offset by strong client activity in derivatives. Securities Services revenues of $664 million decreased 1% on a reported basis, but increased 2% in constant dollars, reflecting higher volumes from new and existing clients.

ICG net income of $3.2 billion increased 1%, as the revenue growth was partially offset by higher expenses and cost of credit. ICG operating expenses increased 4% to $5.4 billion, driven primarily by investments, volume growth and higher compensation costs, partially offset by efficiency savings. ICG cost of credit included net credit losses of $89 million, compared to $23 million in the prior-year period, and a net loan loss reserve build of $2 million compared to $48 million in in the prior-year period.

Corporate / Other ($ in millions)	3Q'19	2Q'19	3Q'18	QoQ%	YoY%
Revenues	$402	$532	$493	(24)%	(18)%

Expenses	$485	$481	$459	1%	6%

Net Credit Losses	1	2	19	(50)%	(95)%
Credit Reserve Build / (Release)(a)	(16)	(24)	(48)	33%	67%
Provision for Benefits and Claims	-	-	(1)	-	100%
Total Cost of Credit	$(15)	$(22)	$(30)	32%	50%

Income (Loss) from Continuing Operations before Taxes	$(68)	$73	$64	NM	NM

Income Taxes (Benefits)	(255)	37	116	NM	NM

Net Income (Loss)	$167	$54	$(68)	NM	NM

(a) Includes provision for unfunded lending commitments.

Corporate / Other

Corporate / Other revenues of $402 million decreased 18%, primarily driven by the wind-down of legacy assets.

Corporate / Other expenses of $485 million increased 6%, primarily reflecting higher infrastructure costs, partially offset by the wind-down of legacy assets.

Corporate / Other loss from continuing operations before taxes of $68 million compared to income of $64 million in the prior-year period reflecting the lower revenue and the higher expenses.

Corporate / Other income tax benefit of $255 million compared to income tax of $116 million in the prior-year period, primarily reflecting the benefit of a discrete tax item and a pretax loss in the current period.

Citigroup will host a conference call today at 10:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at https://www.citigroup.com/citi/investor. Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada. The conference code for both numbers is 9968118.

Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Third Quarter 2019 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Citigroup, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission (SEC). These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including, among others, the efficacy of Citi’s business strategies and execution of those strategies, such as those relating to its key investment, efficiency and capital optimization initiatives, various geopolitical and macroeconomic uncertainties, challenges and conditions, for example, changes in economic conditions, interest rates and other monetary policies and trade policies, governmental and regulatory actions or approvals, and the precautionary statements included in this release and those contained in Citigroup’s filings with the SEC, including without limitation the “Risk Factors” section of Citigroup’s 2018 Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:
Press:	Mark Costiglio	(212) 559-4114	Investors:	Elizabeth Lynn	(212) 559-2718
			Fixed Income Investors:	Thomas Rogers	(212) 559-5091

Appendix A

Citigroup ($ in millions)	3Q'19
Net Income	$4,913
Less: Preferred Dividends	254
Net Income to Common Shareholders	$4,659

Common Share Repurchases	5,120
Common Dividends	1,183
Total Capital Returned to Common Shareholders	$6,303

Payout Ratio	135%

Average TCE	$151,748

RoTCE	12.2%

Appendix B

Citigroup ($ in billions)	3Q'19	3Q'18
Reported EOP Loans	$692	$675
Impact of FX Translation	-	(7)
EOP Loans in Constant Dollars	$692	$668

Reported EOP Deposits	$1,088	$1,005
Impact of FX Translation	-	(11)
EOP Deposits in Constant Dollars	$1,088	$994
Note: Totals may not sum due to rounding.

Global Consumer Banking ($ in millions)	3Q'19	3Q'18
Reported Revenues	$8,658	$8,648
Impact of FX Translation	-	(82)
Revenues in Constant Dollars	$8,658	$8,566

Reported Expenses	$4,561	$4,658
Impact of FX Translation	-	(44)
Expenses in Constant Dollars	$4,561	$4,614

Reported Cost of Credit	$2,012	$1,933
Impact of FX Translation	-	(20)
Cost of Credit in Constant Dollars	$2,012	$1,913

Reported Net Income	$1,584	$1,563
Impact of FX Translation	-	(14)
Net Income in Constant Dollars	$1,584	$1,549
Note: Totals may not sum due to rounding.

Latin America Consumer Banking ($ in millions)	3Q'19	3Q'18
Reported Revenues	$1,390	$1,664
Impact of FX Translation	-	(59)
Revenues in Constant Dollars	$1,390	$1,605
Note: Totals may not sum due to rounding.

Asia Consumer Banking(1) ($ in millions)	3Q'19	3Q'18
Reported Revenues	$1,916	$1,855
Impact of FX Translation	-	(23)
Revenues in Constant Dollars	$1,916	$1,832
Note: Totals may not sum due to rounding.
(1) Asia GCB includes the results of operations in EMEA GCB for all periods presented.

Treasury and Trade Solutions ($ in millions)	3Q'19	3Q'18
Reported Revenues	$2,410	$2,283
Impact of FX Translation	-	(36)
Revenues in Constant Dollars	$2,410	$2,247
Note: Totals may not sum due to rounding.

Securities Services ($ in millions)	3Q'19	3Q'18
Reported Revenues	$664	$672
Impact of FX Translation	-	(20)
Revenues in Constant Dollars	$664	$652
Note: Totals may not sum due to rounding.

Appendix C

($ in millions)	3Q'19(1)	2Q'19	3Q'18

Citigroup Common Stockholders' Equity(2)	$177,052	$179,534	$178,153
Add: Qualifying noncontrolling interests	145	154	148
Regulatory Capital Adjustments and Deductions:
Less:
Accumulated net unrealized losses on cash flow hedges, net of tax(3)	328	75	(1,095)
Cumulative unrealized net gain (loss) related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax(4)	181	(85)	(503)
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(5)	21,498	21,793	21,891
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	4,132	4,264	4,304
Defined benefit pension plan net assets	990	969	931
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards	11,487	11,547	12,345
Common Equity Tier 1 Capital (CET1)	$138,581	$141,125	$140,428
Risk-Weighted Assets (RWA)	$1,198,938	$1,187,328	$1,196,923
Common Equity Tier 1 Capital Ratio (CET1 / RWA)	11.6%	11.9%	11.7%

Note:       Citigroup's reportable CET1 Capital ratios were derived under the U.S. Basel III Standardized Approach framework for all periods presented. This reflects the lower of the CET1 Capital ratios under both the Standardized Approach and the Advanced Approaches under the Collins Amendment.

(1)	Preliminary.
(2)	Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.
(3)

Common Equity Tier 1 Capital is adjusted for accumulated net unrealized gains (losses) on cash flow hedges included in accumulated other comprehensive income that relate to the hedging of items not recognized at fair value on the balance sheet.

(4)

The cumulative impact of changes in Citigroup’s own creditworthiness in valuing liabilities for which the fair value option has been elected, and own-credit valuation adjustments on derivatives, are excluded from Common Equity Tier 1 Capital, in accordance with the U.S. Basel III rules.

(5)	Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

Appendix D

($ in millions)	3Q'19(1)	2Q'19	3Q'18

Common Equity Tier 1 Capital (CET1)	$138,581	$141,125	$140,428

Additional Tier 1 Capital (AT1)(2)	19,818	18,322	19,449
Total Tier 1 Capital (T1C) (CET1 + AT1)	$158,399	$159,447	$159,877
Total Leverage Exposure (TLE)	$2,520,322	$2,500,128	$2,459,993
Supplementary Leverage Ratio (T1C / TLE)	6.3%	6.4%	6.5%

(1)	Preliminary.
(2)	Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.

Appendix E

($ and shares in millions, except per share amounts)	3Q'19(1)	2Q'19	3Q'18

Common Stockholders' Equity	$176,893	$179,379	$177,969
Less:
Goodwill	21,822	22,065	22,187
Intangible Assets (other than MSRs)	4,372	4,518	4,598
Tangible Common Equity (TCE)	$150,699	$152,796	$151,184
Common Shares Outstanding (CSO)	2,183	2,259	2,442
Tangible Book Value Per Share (TCE / CSO)	$69.03	$67.64	$61.91

(1)	Preliminary.

1 Citigroup’s total expenses divided by total revenues.

2 Preliminary. Citigroup’s return on average tangible common equity (RoTCE) is a non-GAAP financial measure. RoTCE represents annualized net income available to common shareholders as a percentage of average tangible common equity (TCE). For the components of the calculation, see Appendix A.

3 Ratios as of September 30, 2019 are preliminary. For the composition of Citigroup’s Common Equity Tier 1 (CET1) Capital and ratio, see Appendix C. For the composition of Citigroup’s Supplementary Leverage Ratio (SLR), see Appendix D.

4 Citigroup’s payout ratio is the sum of common dividends and common share repurchases divided by net income available to common shareholders. For the components of the calculation, see Appendix A.

5 Citigroup’s tangible book value per share is a non-GAAP financial measure. For a reconciliation of this measure to reported results, see Appendix E.

6 The discrete tax items include an approximately $180 million benefit of a reduction in Citi’s valuation allowance related to its Deferred Tax Assets (DTAs).

7 Results of operations excluding the impact of foreign exchange translation (constant dollar basis) are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendix B.

8 Credit derivatives are used to economically hedge a portion of the corporate loan portfolio that includes both accrual loans and loans at fair value. Gains / (losses) on loan hedges includes the mark-to-market on the credit derivatives and the mark-to-market on the loans in the portfolio that are at fair value. The fixed premium costs of these hedges are netted against the corporate lending revenues to reflect the cost of credit protection. Citigroup’s results of operations excluding the impact of gains / (losses) on loan hedges are non-GAAP financial measures.